SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2
( Amendment No. 1 )
Constant Contact, Inc.

(Name of Issuer)
Common Stock, $0.01 par value per share

(Title of Class of Securities)
210313 10 2

(CUSIP Number)
December 31, 2008

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	210313 10 2

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock XII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 2 of 11 pages

CUSIP No.	210313 10 2

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock XII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 3 of 11 pages

CUSIP No.	210313 10 2

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock XII GP Limited Liability Company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

Page 4 of 11 pages

CUSIP No.	210313 10 2

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). William W. Helman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 5 of 11 pages

CUSIP No.	210313 10 2

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Aneel Bhusri

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 6 of 11 pages

Item 1(a) Name of Issuer
Item 1(b) Address of Issuer’s Principal Executive Offices
Item 2(a) Name of Person Filing
Item 2(b) Address of Principal Business Office or, if None, Residence
Item 2(c) Citizenship
Item 2(d) Title of Class of Securities
Item 2(e) CUSIP Number
Item 3 Description of Person Filing
Item 4 Ownership
Item 5 Ownership of Five Percent or Less of a Class
Item 6 Ownership of More than Five Percent on Behalf of Another Person
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Item 8 Identification and Classification of Members of the Group
Item 9 Notice of Dissolution of Group
Item 10 Certification
SIGNATURE

CUSIP No.	210313 10 2
Item 1(a)     Name of Issuer:
Constant Contact, Inc.
Item 1(b)     Address of Issuer’s Principal Executive Offices:
Reservoir Place
1601 Trapelo Road, Suite 329
Waltham, MA 02451
Item 2(a)     Name of Person Filing:
Greylock XII Limited Partnership (“GXIILP”).

Greylock XII-A Limited Partnership (“GXIIALP”).

Greylock XII GP LLC (“GXIIGPLLC”), the General Partner of GXIILP and GXIIALP.

William W. Helman, a Senior Managing Member of GXIIGPLLC.

Aneel Bhusri, a Senior Managing Member of GXIIGPLLC.
Item 2(b)     Address of Principal Business Office or, if None, Residence:
The address of each of the reporting persons is:

c/o Greylock
880 Winter Street, Suite 300
Waltham, Massachusetts 02451
Item 2(c)     Citizenship:

GXIILP	Delaware limited partnership
GXIIALP	Delaware limited partnership
GXIIGPLLC	Delaware limited liability company
Mr. Helman	U.S. citizen
Mr. Bhusri	U.S. citizen
Item 2(d) Title of Class of Securities:
This Schedule 13G report relates to the Common Stock, par value $0.01 per share (the “Common Stock”), of Constant Contact, Inc.
Item 2(e)     CUSIP Number:
210313 10 2
Item 3          Description of Person Filing:
Not applicable.
Item 4          Ownership:

Page 7 of 11 pages

CUSIP No.	210313 10 2
(a)	Amount Beneficially Owned:

-See Item 5-

(b)	Percent of Class:

GXIILP:	-See Item 5-
GXIIALP:	-See Item 5-
GXIIGPLLC:	-See Item 5-
Mr. Helman:	-See Item 5-
Mr. Bhusri	-See Item 5-

Page 8 of 11 pages

CUSIP No.	210313 10 2
(c)	Number of Shares as to which the Person has:

NUMBER OF SHARES
Reporting Person	(i)	(ii)	(iii)	(iv)

GXIILP	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
GXIIALP	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
GXIIGPLLC	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-

William. W. Helman	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
Aneel Bhusri	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-

(i)	Sole power to vote or direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of
Item 5     Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
Item 6     Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not applicable.
Item 8     Identification and Classification of Members of the Group:
Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(J).
Item 9     Notice of Dissolution of Group:
Not applicable.
Item 10   Certification:
Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Page 9 of 11 pages

CUSIP No.	210313 10 2
SIGNATURE
     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.
DATED: February 11, 2009.

GREYLOCK XII GP LLC

	By:	/s/ William W. Helman

William W. Helman, Senior Managing Member

	By:	/s/ Aneel Bhusri

Aneel Bhusri, Senior Managing Member

GREYLOCK XII LIMITED PARTNERSHIP

By:	Greylock XII GP LLC its General Partner

	By:	/s/ William W. Helman

William W. Helman, Senior Managing Member

	By:	/s/ Aneel Bhusri

Aneel Bhusri, Senior Managing Member

GREYLOCK XII-A LIMITED PARTNERSHIP

By:	Greylock XII GP LLC its General Partner

	By:	/s/ William W. Helman

William W. Helman, Senior Managing Member

	By:	/s/ Aneel Bhusri

Aneel Bhusri, Senior Managing Member

/s/ William W. Helman

William W. Helman

/s/ Aneel Bhusri

Aneel Bhusri

Page 10 of 11 pages

CUSIP No.	210313 10 2
Exhibit I
JOINT FILING AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Constant Contact, Inc.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
     EXECUTED as of this 11th day of February, 2009.

GREYLOCK XII GP LLC

	By:	/s/ William W. Helman

William W. Helman, Senior Managing Member

	By:	/s/ Aneel Bhusri

Aneel Bhusri, Senior Managing Member

GREYLOCK XII LIMITED PARTNERSHIP

By:	Greylock XII GP LLC its General Partner

	By:	/s/ William W. Helman

William W. Helman, Senior Managing Member

	By:	/s/ Aneel Bhusri

Aneel Bhusri, Senior Managing Member

GREYLOCK XII-A LIMITED PARTNERSHIP

By:	Greylock XII GP LLC its General Partner

	By:	/s/ William W. Helman

William W. Helman, Senior Managing Member

	By:	/s/ Aneel Bhusri

Aneel Bhusri, Senior Managing Member

/s/ William W. Helman

William W. Helman

/s/ Aneel Bhusri

Aneel Bhusri

Page 11 of 11 pages